                                                                  EXHIBIT 12 (a)

                      GENERAL ELECTRIC CAPITAL CORPORATION
                           AND CONSOLIDATED AFFILIATES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                         YEARS ENDED DECEMBER 31
                                                       --------------------------------------------------------
(Dollar amounts in millions)                              1996        1995        1994        1993        1992
                                                       --------    --------    --------    --------    --------
Net earnings .......................................   $  2,632    $  2,261    $  1,918    $  1,478    $  1,251
Provision for income taxes .........................      1,172       1,071         896         664         415
Minority interest ..................................         86          81         109         114          14
                                                       --------    --------    --------    --------    --------
Earnings before income taxes and minority
  interest .........................................      3,890       3,413       2,923       2,256       1,680
                                                       --------    --------    --------    --------    --------
Fixed charges:
Interest ...........................................      7,114       6,520       4,464       3,503       3,713
One-third of rentals ...............................        177         170         153         138          90
                                                       --------    --------    --------    --------    --------
Total fixed charges ................................      7,291       6,690       4,617       3,641       3,803
                                                       --------    --------    --------    --------    --------
Less interest capitalized, net of amortization .....         41          21           9           4           6
                                                       --------    --------    --------    --------    --------
Earnings before income taxes and minority
  interest plus fixed charges ......................   $ 11,140    $ 10,082    $  7,531    $  5,893    $  5,477
                                                       ========    ========    ========    ========    ========
Ratio of earnings to fixed charges .................       1.53        1.51        1.63        1.62        1.44
                                                       ========    ========    ========    ========    ========